Exhibit 107

Calculation of Filing Fee Table

FORM S-3

(Form Type)

VERIZON COMMUNICATIONS INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Debt	Senior Unsecured Notes	457	(r)	$608,000	100.00%	$608,000	$92.70 per $1 million	$56.36
Fees to be Paid	Debt	Senior Unsecured Notes	457	(r)	$399,000	100.00%	$399,000	$92.70 per $1 million	$36.99

The prospectus supplement to which this exhibit is attached is a final prospectus for the related offering. The maximum amount of that offering is $1,007,000.